CENTURA EXHIBIT 10.43

                                COMMITMENT LETTER
                                       for
                                   CCAIR, Inc.
                                 October 8, 1996

Centura is pleased to offer CCAIR, Inc. a Line of Credit based upon the following conditions:

Borrower:         CCAIR, Inc. (CCAIR or the Borrower).

Purpose: Working capital line of credit to finance receivables from the Airline Clearing House.

Amount:           Up to $400,000.

Borrowing
Base: Centura will advance up to $400,000, not to exceed a total advance of all credit facilities on Airline Clearing House net receivables of 80%.

Term: Interest shall be due monthly, in arrears, with the balance of the principal and interest due September 30, 1997, at which time the Bank will consider renewal and review of the line of credit.

Interest
Rate:             Floating at Centura Bank's Prime rate +2.0%, adjusted daily.

Fee: The Borrower will pay a commitment fee of 1% or ($4,000) upon acceptance of this commitment.

Collateral:       A perfected first lien on specified ground transportation and equipment valued at $1,126M, one Garrett TPE3311OUG aircraft engine valued at $260M, and a second lien on accounts receivable from the Airline Clearing House.

Other
Conditions:       The Borrower will maintain a minimum tangible net worth of no less than $6.0MM, to be defined as total shareholders equity less any intangibles.

                  The Borrower shall not pay dividends without the permission of Centura.

                  The Borrower shall pay down the line of credit to a $0 balance for a minimum of seven days per month during the duration of the loan.

                  The Bank will require CCAIR, Inc. to maintain its depository relationship with Centura. In the event that there is not a Centura Financial Service Center in the city where CCAIR operates, a secondary bank may be used for the depository


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                  relationship.

Financial
Reporting:        The Bank will require the Borrower to provide annual audited financial statements no later than 120 days from the fiscal year-end. In addition, the Bank will require quarterly company prepared financial statements for CCAIR. The Borrower will also provide monthly borrowing base reports, to include accounts receivable from the Airline Clearing House as well as updated reports as monies are advanced from the line.

I am delighted to have the opportunity to help finance CCAIR. If the terms of this commitment are acceptable, please so indicate by signing the original copy of this commitment and returning it to me. Unless accepted, this commitment shall expire on October 16, 1996, unless extended by the Bank at its sole option. The terms and conditions of this proposal are confidential and should not be discussed or revealed to other parties without the express written consent of Centura.

Centura is excited about the opportunity to provide this proposal to CCAIR and we look forward to a long and mutually beneficial relationship. If you have any questions, please do not hesitate to contact me at (704)331-1747.

Sincerely,

                                             ACCEPTED THIS 10th DAY OF OCTOBER,
                                             1996


                                                 By:       Eric W. Montgomery
                                                (CCAIR, Inc.)
Jeffry H. Stuek, Jr.


                                                                     EXHIBIT 11